EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of January 1, 2018 (“Effective Date”), between Gentex Corporation (“Gentex” or “Company”) having a place of business at 600 N. Centennial St. Zeeland, Michigan 49464 and Fred T. Bauer, having employee number 300000010 (“Employee”) (individually referred to as “Party” and collectively as “Parties”).
WHEREAS, the Company and Employee have entered into the CEO and Chairman Retirement and Release Agreement having an effective date of December 31, 2017 (“Retirement Agreement”) and that certain Stock Redemption Agreement (“Redemption Agreement”); and
WHEREAS, Employee is willing to serve in the employ of the Company as provided in this Agreement; and
WHEREAS, Employee will no longer be an employee of Gentex at the expiration of this Agreement.
NOW, THEREFORE, for good and valuable consideration, wherein the Parties hereby acknowledge the receipt and sufficiency of the consideration, the Parties agree as follows.
1.     Effective Date and Term. The term of this Agreement will be five (5) years, and will expire on December 31, 2022 (the “Term”), unless earlier terminated as set forth herein.
2.     Employment. During the Term, Employee will be an employee of the Company and serve as an employee consultant with the title of Chairman Emeritus, Founder, and Advisor of the Corporation and report to the Board of Directors of the Company. During the Term, Employee’s duties are to be reasonably available to be contacted for information regarding Gentex on an as-needed basis.
3.     Compensation. Employee will be compensated during the Term as follows:
(a)    Salary. Employee’s annual salary will be paid on normal payroll dates and will be less required deductions and tax withholdings. The Employee will be paid the following annual amounts:
January 1, 2018 - December 31, 2018 - $595,906.48
January 1, 2019 - December 31, 2019 - $446,929.86
January 1, 2020 - December 31, 2020 - $446,929.86
January 1, 2021 - December 31, 2021 - $297,953.24
January 1, 2022 - December 31, 2022 - $297,953.24
(b)    Bonus. Employee is not eligible for any of the Company’s bonus programs with respect to performance periods during the Term, but he will remain eligible and will receive the profit-sharing and performance-based bonuses with respect to 2017 that have been paid or are payable in 2018 in accordance with the terms and conditions generally applicable with respect to such bonuses.
(c)    Equity Plans. Employee’s outstanding stock options will continue to vest during the Term per Gentex’s Employee Stock Option Plan and the applicable award agreements. Employee’s vested stock options, including options vesting during the Term, must be exercised on the earlier of (i) prior to the vested options expiration date or (ii) on or before the close of ninety

(90) business days after the expiration of the Term, or the vested stock options are forfeited per Gentex’s Employee Stock Option Plan. Employee will not be granted stock options during the Term. Employee must adhere to Gentex’s policies regarding blackout periods to the extent applicable to non-officer employees of the Company and abide by Gentex’s policies on refraining from trading on insider information, provided that the Company has given Employee sufficient prior notice of any changes to such policies that occur during the Term.
(d)     Fringe Benefits. Employee will receive the additional fringe benefits:
(i)    Health Care. Gentex will pay the full cost of Employee’s COBRA coverage. At the expiration of Employee’s COBRA continuation coverage, Employee must enroll in the appropriate Medicare plan and Gentex will pay for a supplemental insurance policy during the Term so as to provide Employee coverage that is substantially equivalent to the coverage offered to Gentex senior executives. Additionally, Gentex will pay for a vision insurance plan and dental insurance plan during the Term that is substantially equivalent to the plans offered to Gentex senior executives. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility, provided that the Company will not make any change with respect to Employee that it does not also make on a consistent basis for senior executives of the Company.
(ii)    Other Benefits. Employee shall be entitled to be treated the same as an executive officer of the Company with respect to existing personal use of corporate assets during the Term and the policies in place with respect thereto as of January 1, 2018, shall not be subject to change for Employee during the Term (except as necessitated by changes in applicable laws, rules, and regulations; provided, however, that any such changes with respect thereto necessitated by changes in laws, rules, or regulations will be applied to Employee in the same manner as such changes are applied to executive officers). The Company confirms that is has provided Employee with true and accurate copies of its policies in effect as of January 1, 2018 with respect to personal use of corporate assets and that the Company’s method for calculating usage costs that was in effect as of September 30, 2017 will remain in effect with respect to Employee during the Term, except as necessitated by any changes in applicable laws, rules, or regulations; provided, however, that any such changes with respect thereto necessitated by changes in laws, rules, or regulations will be applied to Employee in the same manner as such changes are applied to executive officers.
(e)    Paid Time Off. Employee will not accrue vacation days during the Term.
(f)    Office Space. During the first 3 months of the Term, the Company will permit Employee to maintain his current office, furniture, business equipment and parking garage space within the Company’s headquarters facility. On April 1, 2018, the Company will provide Employee appropriate, in its reasonable discretion, office space, after discussion of the same with Employee, for the remaining duration of the Term.
4.     Release and Waiver. In consideration of the benefits set forth in this Agreement, at the expiration of the Term, Employee is to sign a release and waiver in the form attached hereto as Exhibit 1; provided, however, that the foregoing will not waive Employee's right to contest a for Cause (as defined below) termination.
5.    Termination.    The Company may terminate Employee’s employment during the Term only for Cause (as defined herein) as determined by the Board. For purposes of this Agreement, "Cause" shall mean Employee’s: (a) willful commission of a felony; (b) fraud in the performance of his duties under this Agreement or in employment with the Company prior to the Effective Date (which the Board, other than Employee, acknowledges it has no actual knowledge of as the date hereof); or (c) continuing willful failure to cure any material breach of this Agreement or of Section 11 of the Retirement Agreement (as defined below) after written demand from the Board for performance or compliance has been made to Employee (which shall be made within a reasonable period of time after the Board has actual knowledge of such circumstances) and such breach is not substantially cured within sixty (60) calendar days after Employee’s receipt of such demand. For purposes of this Agreement, “Cause” shall not include any one or more of the following: (x) any act or omission which is taken at the direction of the Board; or (y) any refusal to take any action that, in Employee’s reasonable good faith judgment, would be unlawful or unethical.
6.     Successors; Binding Agreement. This Agreement will not be terminated by any acquisition, merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such acquisition, merger, consolidation, or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred (an “Acquirer”). The Company will require any Acquirer to expressly assume and agree to be bound by this Agreement.
7.    Notice. All demands and notices given hereunder will be sent by personal delivery, e-mail transmission, or overnight express with a nationally recognized courier, addressed to the respective Parties at the addresses set forth below, or to such other address for a party as that Party may hereafter designate in writing to the other Parties in the same manner:
If to Gentex:    Gentex Corporation
Attn: Legal Department
600 North Centennial Street
Zeeland, MI 49464
legal.notification@gentex.com

If to Employee:            Fred T. Bauer
2775 Lakeshore Drive
Holland, Michigan 49424
loisellen@gmail.com

with a copy (which shall not serve as notice) to:

John Levi and Chris Abbinante
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
jlevi@sidley.com
cabbinante@sidley.com

8.    Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is agreed to in a writing and signed by the Parties. No waiver by either Party at any time of any breach or non-performance of this Agreement by the other Party will be deemed a waiver of any prior or subsequent breach or non-performance.
9.     Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the Parties intend that the provision will be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision will thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.
10.    Entire Agreement. Except for the CEO and Chairman Retirement and Release Agreement effective as of December 31, 2017 (the “Retirement Agreement”) and the Stock Redemption Agreement effective as of January 5, 2018 (collectively, the “Additional Agreements”) and Employee’s stock option award agreements : (a) this Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements; and (b) there are no other agreements, representations or warranties not referenced or set forth in this Agreement. This Agreement shall only be altered, modified, or amended in writing signed by the Parties. In the event of a conflict between this Agreement and the Retirement Agreement, the terms of the Retirement Agreement shall govern. The Parties agree that the execution of the Additional Agreements is among the conditions precedent to the Parties’ agreeing to enter into this Agreement.
11.     Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The Parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Ottawa County Circuit Court or the U.S. federal district court for such geographic area. The Parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Employee or the Company may be located at the time any action may be commenced. The Parties agree that the locations specified above are mutually convenient forums and that each of the Parties conducts business in Ottawa County.
12.     Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly where possible.
13.    Counterparts. This Agreement may be signed in original or by email in counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.
IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

FRED T. BAUER                    GENTEX CORPORATION

Signature: /s/ Fred T. Bauer                Signature: /s/ James Wallace

Print: Fred T. Bauer                     Print: James Wallace, Chairman